BofI Holding, Inc. Announces First Quarter Net Income, Up 13.3%

SAN DIEGO, CA – (MARKETWIRED) – October 27, 2016 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2016. Net income was a $28.9 million, an increase of 13.3% over net income of $25.5 million for the quarter ended September 30, 2015. Earnings attributable to BofI’s common stockholders were $28.8 million or $0.45 per diluted share for the first quarter of fiscal 2017, an increase of 13.4% from $25.4 million or $0.40 per diluted share for the first quarter ended September 30, 2015.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 11.0% to $28.3 million for the quarter ended September 30, 2016 compared to $25.5 million for the quarter ended September 30, 2015.

First Quarter Fiscal 2017 Financial Summary:

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	Q1 Fiscal 2017	Q1 Fiscal 2016	% Change
Net interest income	$69,780	$59,128	18.0%
Non-interest income	$14,732	$9,789	50.5%
Net income	$28,897	$25,501	13.3%
Adjusted earnings[1]	$28,327	$25,529	11.0%
Net income attributable to common stockholders	$28,820	$25,424	13.4%
Diluted EPS[2]	$0.45	$0.40	12.5%

1 See “Use of Non-GAAP Financial Measures”
2 Per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

“We delivered solid operating results while continuing to invest in our future,” stated Greg Garrabrants, President and Chief Executive Officer. “Net loan growth of 25.3% was led by strong loan production in C&I, warehouse, and auto lending and factoring. Investments we have made over the past several years continue to diversify our revenue streams and funding, as reflected in the 50.5% increase in non-interest income and 33.0% increase in our deposits this quarter. We have many exciting new business and strategic initiatives underway that will enable us to maintain strong growth in earnings and industry-leading returns and credit performance,” Mr. Garrabrants concluded.

Other Highlights:

•	Total assets reached $7,855.0 million, up $1,595.4 million or 25.5% compared to September 30, 2015

•	Loan portfolio grew by $1,324.4 million or 25.3% compared to September 30, 2015

•	Loan originations and purchases for the three months ended September 30, 2016 were $1,160.3 million, up 5.7% compared to the quarter ended September 30, 2015

•	Deposits grew by $1,568.5 million, or 33.0% compared to September 30, 2015

•	Asset quality remains strong with 1 basis point of net annualized charge-offs to average loans and leases and total non-performing assets of 0.55% of total assets at September 30, 2016

•	Return on average common stockholders’ equity was 16.59% for the three months ended September 30, 2016

•	Tangible book value increased to $11.25 per share, up $2.17 per share compared to September 30, 2015
First Quarter Fiscal 2017 Income Statement Summary
During the quarter ended September 30, 2016, BofI earned $28.9 million or $0.45 per diluted share compared to $25.5 million, or $0.40 per diluted share for the quarter ended September 30, 2015. Net interest income increased $10.7 million or 18.0% for the quarter ended September 30, 2016 compared to September 30, 2015, due to the $1.5 billion growth in average-earning assets.
The loan and lease loss provision was $1.9 million for the quarter ended September 30, 2016 compared to $2.4 million for the quarter ended September 30, 2015. The decrease in the provision is primarily the result of changes in loan mix, slower loan growth and lower outstanding balances associated with certain older vintage loans that carried increased allocations of the allowance for loan and lease losses.
For the first quarter ended September 30, 2016, non-interest income was $14.7 million compared to $9.8 million for the three months ended September 30, 2015. The increase year over year was the result of an increase in mortgage banking income of $3.3 million and banking service fees and other income of $2.2 million, primarily due to H&R Block-branded products and service fee income.
Non-interest expense or operating costs increased $10.0 million to $32.9 million for the quarter ended September 30, 2016 from $22.9 million for the three months ended September 30, 2015. The increase was mainly a result of an increase in salaries and related expense of $5.1 million related to staffing added since September 30, 2015, an increase in data processing and internet expense of $1.3 million, an increase in professional services of $1.0 million, an increase in advertising and promotional of $0.9 million and an increase of $0.6 million in other general and administrative costs. The increases in staffing primarily support loan, deposit, data processing and software initiatives.
“Net interest margin improved to 3.78% this quarter from 3.72% for the quarter ended June 30, 2016.” added Andy Micheletti, Executive Vice President and Chief Financial Officer. “Without the impact of higher than expected liquidity from our H&R Block partnership, our net interest margin would have been 3.84% in the first quarter of 2017. Our 2017 first quarter efficiency ratio is higher than the annual efficiency ratio that we expect to achieve in the fiscal year because of the seasonality of our tax-related revenue. Our efficiency ratio will be lower in quarters when we receive increased seasonal tax-related fee income.”
Balance Sheet Summary
BofI’s total assets increased $255.7 million, or 3.4%, to $7,855.0 million, as of September 30, 2016, up from $7,599.3 million at June 30, 2016. The loan portfolio increased $195.1 million on a net basis, primarily from portfolio loan originations and purchases of $925.2 million less principal repayments and other adjustments of $730.1 million. Loans held for sale decreased $3.0 million. Investment securities decreased $20.0 million primarily due to securities principal receipts and sales. Total liabilities increased by $215.4 million, or 3.1%, to $7,133.2 million at September 30, 2016, up from $6,917.8 million at June 30, 2016. The increase in total liabilities resulted primarily from growth in deposits of $279.8 million. Stockholders’ equity increased by $38.3 million, or 5.6%, to $721.9 million at September 30, 2016 from $683.6 million at June 30, 2016. The increase was primarily the result of $28.9 million in net income and $7.9 million in unrealized gain in available-for-sale securities in other comprehensive income.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.2% at September 30, 2016.

Conference Call
A conference call and webcast will be held on Thursday, October 27, 2016 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Saturday, November 26, 2016, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13646093.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $7.9 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended
	September 30,
(Dollars in thousands)	2016	2015
Net income	$28,897	$25,501
Realized securities losses (gains)	(990)	—
Unrealized securities losses (gains)	9	48
Tax (provision) benefit	411	(20)
Adjusted earnings	$28,327	$25,529

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation recently filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2016	June 30, 2016	September 30, 2015
Selected Balance Sheet Data:
Total assets	$7,855,043	$7,599,304	$6,259,648
Loans and leases—net of allowance for loan and lease losses	6,549,742	6,354,679	5,225,319
Loans held for sale, at fair value	20,611	20,871	35,252
Loans held for sale, lower of cost or fair value	30,761	33,530	71,051
Allowance for loan and lease losses	37,596	35,826	31,078
Securities	452,159	472,205	394,050
Total deposits	6,323,812	6,044,051	4,755,362
Securities sold under agreements to repurchase	35,000	35,000	35,000
Advances from the FHLB	655,000	727,000	821,000
Subordinated notes and debentures and other	56,511	56,016	5,155
Total stockholders’ equity	721,859	683,590	578,217

Capital Ratios:
Equity to assets at end of period	9.19%	8.99%	9.24%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.55%	9.12%	9.75%
Common equity tier 1 capital (to risk-weighted assets)	14.43%	14.42%	15.58%
Tier 1 capital (to risk-weighted assets)	14.53%	14.53%	15.72%
Total capital (to risk-weighted assets)	16.32%	16.36%	16.55%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.20%	8.78%	9.26%
Common equity tier 1 capital (to risk-weighted assets)	14.01%	14.00%	14.94%
Tier 1 capital (to risk-weighted assets)	14.01%	14.00%	14.94%
Total capital (to risk-weighted assets)	14.77%	14.75%	15.77%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2016	2015
Selected Income Statement Data:
Interest and dividend income	$87,480	$71,229
Interest expense	17,700	12,101
Net interest income	69,780	59,128
Provision for loan and lease losses	1,900	2,400
Net interest income after provision for loan and lease losses	67,880	56,728
Non-interest income	14,732	9,789
Non-interest expense	32,878	22,918
Income before income tax expense	49,734	43,599
Income tax expense	20,837	18,098
Net income	$28,897	$25,501
Net income attributable to common stock	$28,820	$25,424

Per Share Data:
Net income:
Basic[1]	$0.45	$0.40
Diluted[1]	$0.45	$0.40
Book value per common share[1]	$11.32	$9.13
Tangible book value per common share[1]	$11.25	$9.08

Weighted average number of shares outstanding:
Basic[1]	64,589,333	63,671,516
Diluted[1]	64,589,333	63,692,836
Common shares outstanding at end of period[1]	63,299,014	62,816,504
Common shares issued at end of period[1]	64,664,045	63,905,626

Performance Ratios and Other Data:
Loan and lease originations for investment	$925,170	$825,072
Loan originations for sale	$235,095	$272,291
Return on average assets	1.53%	1.70%
Return on average common stockholders’ equity	16.59%	18.34%
Interest rate spread[2]	3.61%	3.89%
Net interest margin[3]	3.78%	4.02%
Efficiency ratio	38.90%	33.25%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.01%	(0.03)%
Non-performing loans and leases to total loans and leases	0.64%	0.57%
Non-performing assets to total assets	0.55%	0.50%
Allowance for loan and lease losses to total loans and leases at end of period	0.57%	0.59%
Allowance for loan and lease losses to non-performing loans and leases	89.45%	102.38%
_________________________

1.
Share and per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

2.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

3.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets